Exhibit 10.4

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

HOSTING AGREEMENT

THIS HOSTING AGREEMENT (“Hosting Agreement”) is entered into on this 18th day of October, 2023 (“Effective Date”) by and among Joshi Petroleum , LLC, a Texas limited liability company “Joshi Petroleum” and Sphere 3D Corporation, a Corporate entity (“Customer”) (each a “Party” and collectively, the “Parties”).

WHEREAS Joshi Petroleum either operates or leases its facilities (each a “Hosting Facility”) nearby natural gas wells in order for it to convert the natural gas into electricity to be used to power computer equipment used to mine cryptocurrency;

WHEREAS Joshi Petroleum either operates or leases its facilities (each a “Hosting Facility”) on grid sites where electricity is to be used to power computer equipment used to mine cryptocurrency;

WHEREAS Joshi Petroleum provides hosting services to its customers whereby it operates and maintains computer servers that are used to mine cryptocurrency;

WHEREAS Customer owns such servers and other electronic hardware used to mine cryptocurrency (“Computer Hardware”);

WHEREAS the Parties desire for Customer to provide its Computer Hardware to Joshi Petroleum in order for Joshi Petroleum to operate the Computer Hardware to mine cryptocurrency;

WHEREAS the Parties desire for Customer to pay Joshi Petroleum a fee based on the amount of power generated by Joshi Petroleum and reserved by Customer to be used in operating the Customer Hardware.

1. Hosting Services

1.1. Hosting Arrangement. Joshi Petroleum shall host the Customer Hardware at a Hosting Facility (“Hosting Service”). As part of the Hosting Service, Joshi Petroleum shall provide for or arrange shelf and/or rack space, sufficient electrical capacity at the required voltage and wattage of Customer Hardware to achieve the service Level (i.e., standard boxes, basic repairs or hardware resets), adequate site security, and support from Joshi Petroleum.

1.2. Service Level. Joshi Petroleum shall make an effort to make the Hosting Service available to Customers for at least [***] of the time each month (the “Service Level”), except in the event of maintenance of the Hosting Facility and its associated infrastructure, Customer Hardware failure, or events constituting Force Majeure. “Force Majeure Event” means a failure by the other party to perform any of its obligations under this Agreement, if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, terrorist act, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health epidemic or any law, order, regulation, seizure or other action of any governing authority or agency.

Notwithstanding the foregoing, in the event of such an occurrence, each party agrees to make a good faith effort to perform its obligations hereunder. Joshi Petroleum does not guarantee that the Hosting Service will not be interrupted by outages or shortages of power that are planned or unplanned and outside of Joshi Petroleum ’s control. Joshi Petroleum will not be liable for the foregoing interruptions. If uptime falls below [***] for at least three (3) consecutive months, then Customer shall be entitled to terminate this Agreement in accordance with Section 6

1.3 Miner Inventory. The breakdown of the type and quantity of miners to be provided by Customer to Joshi Petroleum to be hosted is set out in Schedule A.

1.4. Capacity Expansion. If the Parties desire to expand the volume of power to be provided hereunder, they may amend Schedule A in writing to reflect the expansion.

1.5. Hosting Location. Joshi Petroleum will host the Customer Hardware at one of the hosting locations maintained by Joshi Petroleum.

2. Customer Hardware and Delivery

2.1. Delivery to Hosting Facility. Customer Hardware will require shipping and delivery to the Hosting Facility from the hardware manufacturer or a third-party distributor or reseller. In such cases, the Customer shall provide for the delivery of the Customer Hardware to the Hosting Facility designated by Joshi Petroleum to Customer.

2.2. Inspection and Installation. Joshi Petroleum shall inspect the Customer Hardware for suitability of hosting and has full discretion to accept or reject any Customer Hardware. Upon receipt, inspection, and confirmation that Customer Hardware is fully functioning, Joshi Petroleum shall provide for the installation of Customer Hardware at the Hosting Facility. Joshi Petroleum shall charge customer a non-refundable fee of [***] for miner installation.

2.3. Operation and Commencement Date. Joshi Petroleum shall make best efforts to ensure operation by the Commencement Date set forth in Schedule A, and in no event no later than thirty (30) days from such date. If Joshi Petroleum is unable to meet this timeline, provided, however, that, except for cases arising out of Joshi Petroleum ’s gross negligence or willful misconduct, delay in receipt of Customer Hardware, events constituting Force Majeure, lack of available rack space, or electrical or network connectivity problems, Customer shall be entitled to terminate this Agreement immediately and have the Customer Hardware returned in accordance with Section 4.5 hereof.

2.4. Serial Numbers. If requested by Customer, Joshi Petroleum shall provide Customer with that serial number for each machine included as part of Customer Hardware within 30 business days of such request.

3. Hosting Facility Maintenance

3.1. Facility Maintenance. Joshi Petroleum shall be entitled to perform maintenance and any actions as deemed necessary or desirable by Joshi Petroleum or its agents with respect to the Hosting Facility and to maintain the network. The customer acknowledges and agrees that the performance of such maintenance may cause the network to be temporarily inaccessible and the Customer’s Hardware may experience temporary downtime or unavailability. Joshi Petroleum shall use commercially reasonable efforts to conduct such Maintenance in a manner so as to avoid or minimize the unavailability of the Hosting Service. If a scheduled Maintenance as soon as reasonably practicable, identifying the time and anticipated duration.

3.2. Hardware Maintenance and Repair. Joshi Petroleum shall be entitled to perform maintenance and any actions as deemed necessary or desirable with respect to Customer Hardware. Other than simple repairs and immaterial costs for parts and labor, the Customer will be notified of an estimated cost and timeline for Customer Hardware repairs to be completed. Joshi Petroleum may require Customer Hardware to be shipped to the manufacturer warranty, but shipping costs will be paid at the Customer’s expense. If the Customer does not agree with repair options or costs, the Customer has the right to have the Customer Hardware shipped to them at Customer’s expense. If the Customer does not respond to options for repair provided by Joshi Petroleum within (15) days, Joshi Petroleum reserves the right to remove such Customer Hardware from operation, without a fee reduction.

4. Hosting Service Fee and Customer Responsibility

4.1. Delivery and Installation of Customer Hardware. Any costs for the installation, mounting, and unmounting of Customer Hardware and all tariffs, taxes, shipping costs, or other expenses associated with shipping, importing, exporting, and transporting Customer Hardware to the Hosting Facility shall be borne by the customer.

4.2. Selection of Mining Pool. The Parties acknowledge that the cryptocurrency mining industry is primarily comprised of a variety of “mining pools” of unrelated parties joined together in a pool to mine as a group. The customer shall timely provide Joshi Petroleum with the mining pool it seeks to join. The customer is at all times responsible for the selection of the mining pool, monitoring pool performance, and instructing Joshi Petroleum to make any changes to the mining pool(s) Customer seeks to use. Joshi Petroleum shall not be liable for any losses or damages related to the choice of mining pools.

4.3. Private Key and Wallet Security. The Parties acknowledge that the cryptocurrency mining industry involves the use of a “Wallet” which contains ownership rights to the cryptocurrency mined, which are accessed by passwords, or “privatekeys” The customer shall at all times be responsible for maintaining software and all other telecommunications, internet access, and related equipment required to receive the Customer’s mined cryptocurrency. The Customer is solely responsible for the security of the Customer’s private keys. Customer shall hold Joshi Petroleum harmless from a breach of security related the user or access security with respect to any of Customer Hardware, wallet or private keys. Joshi Petroleum does not provide any service to detect or identify any security breach of Customer Hardware. Joshi Petroleum does not provide any tests employing tools and techniques intended to gain unauthorized access to Customer Hardware.

4.4. RESERVED.

4.5. Return of Customer Hardware. The Customer may request upon the expiration or termination of this Agreement, for Joshi Petroleum to return any and all Customer Hardware unless the Customer is in default of payment and has not cured such default within ten (10) business days. All shipping costs, fees, taxes, handling costs, and risk of loss during shipping shall be borne by the Customer. If the Customer does not provide return directions within thirty (30) days of termination or expiration of this Agreement, Joshi Petroleum shall be entitled to a storage fee of [***] per day per miner, until equipment is removed. If the Customer does not either provide directions or arrange for self-pickup within ninety (90) days, the Joshi Petroleum es entitled to retain or dispose of Customer Hardware. Joshi Petroleum will not be responsible for any damage or operation deficiency of Customer Hardware and Joshi Petroleum will not repair or reimburse Customer in any form.

5. Payment Terms

5.1. Hosting Service Fee. [***]

5.2. Deposit. Customer shall deliver to Joshi Petroleum an amount equal to the Deposit(s) as set forth in Schedule A (“Deposit”), [***] In the absence of Synota, Foreman or pool information shall be used to calculate daily power usage. If Joshi Petroleum were to mine using customer’s miners, only the mining proceeds minus the hosting fee would count towards the deposit. The USD value of the mining proceeds will be calculated at the equivalent BTC price on the day the coins are mined. If the Customer fails to pay the Hosting Fee, Joshi Petroleum may use, apply or retain all or any portion of the Deposit for the payment of any amount due under this Hosting Agreement. Customer has the option to prepay the balance of the deposit at any time during which the miners are pointed to Joshi Petroleum’s wallet. Once the deposit is satisfied, the Customer may redirect the hashrate to Customer’s wallet.

6. Term, Termination, Modification, and Suspension

6.1. Term. Unless terminated sooner as provided in this Hosting Agreement, the initial term of this Hosting Agreement shall begin on the Commencement Date and expire three (3) years thereafter (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will renew automatically for additional successive one-year periods (“Renewal Term”) until and unless either party provides written notice to the other party of its desire to avoid and given Renewal Term at least thirty (30) days in advance of the conclusion of the prior Initial Term or Renewal Term. The Renewal Term together with the Initial Term shall constitute the “Term”.

6.2. Termination. Joshi Petroleum may terminate this Agreement immediately following written notice to Customer that Customer (I) failed to make any payments due under this Hosting Agreement on a timely basis after an opportunity to cure within ten (10) days of when such payment was due; (ii) violate, or fail to perform or fulfill any material covenant or provision of this Agreement, and such breach is not cured within thirty (30) days after written notice from Joshi Petroleum describing the breach, or (iii) enter into bankruptcy, financial failure or insolvency (“Insolvency Event”). Customer may terminate this Agreement immediately following written notice if Joshi Petroleum (I) violates or fails to perform or fulfill any of its obligations under this Agreement, and such breach is not cured within ten (10) days after written notice from Customer to Joshi Petroleum describing the breach, or (ii) enters into an Insolvency Event. The Parties may terminate this Agreement in writing by mutual consent.

6.3. Effects of Termination. Upon termination or expiration of this Agreement, each Party agrees to pay to the other Party all amounts then owed in accordance with the payment timelines as specified under this Agreement (including Customer’s hosting deposit) up to the date of termination. Upon the termination or expiration of the Agreement for any reason, Joshi Petroleum will permanently delete the Customer’s personal information from any and all storage devices as soon as reasonably practicable but no later than fourteen (14) days from the date of termination or expiration. Joshi Petroleum agrees to assist in the transfer of any history reporting to Customer where possible.

6.4. Amendment. This Hosting Agreement may only be amended in writing, and only with the written consent of both Parties. In the event that the performance by the Parties of any of their obligations hereof becomes a violation of any applicable law, rules, regulations, administrative or judicial orders, or decree (“Regulatory Condition”), then this Hosting Agreement shall be amended by the Parties as minimally as necessary to come into compliance with such Regulatory Condition. The parties agree that they will have no liability whatsover to the other for any damage, loss, expense, or cost as a result of such Regulatory Condition.

7. Representations and Warranties

7.1. Authority and Capacity. Each party represents, warrants and covenants that (I) it has full legal capacity, right, power, and authority to execute and perform its obligations under this Agreement; and (ii) its performance of obligations hereunder will not violate any applicable laws or require the consent of any third party.

7.2. Title to Customer Hardware and Receipt of Mining Rewards. Customer represents, warrant, and covenant that (I) Customer has a clear title, free and clear of all security interests or liens, to Customer Hardware, including the legal right to use, operate and locate the Customer Hardware; and (ii) its receipt of Mining Rewards will not violate any applicable laws or require the consent of any third party.

7.3. Accuracy of Customer Information. Customer represents and warrants that: (I) the information Customer has provided for the purpose of establishing an account with Joshi Petroleum is true, accurate, current, and complete; and (ii) Customer will maintain and promptly amend all information and material to keep it true, accurate, current and complete. OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), each Party may be required to ensure that it does not transact business with persons or entities determined to have committed or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (“List”) generated by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. Each Party certifies, represents, and warrants that: (a) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person” or any other banned or blocked person, entity, nation or transaction pursuant to any Law that is enforced or administered by the OFAC; and (b) it is not engaged in this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Each Party hereby agrees to defend, indemnify and hold the other Party harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

8. Risk Factors and Limitations of Liability

8.1. Protocol Risk. Joshi Petroleum does not own or control the underlying software cryptographic protocols of networks that govern the operation of any cryptocurrency. Joshi Petroleum is not responsible for the operation of the underlying protocols and makes no guarantees regarding their security, functionality, or availability.

8.2. Network and Information Security Risk. The customer acknowledges and agrees that the use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provide the opportunity of unauthorized access to wallets, computer systems, networks and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential and Joshi Petroleum does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. Joshi Petroleum does not warrant that the Hosting Service or Customer’s use will be uninterrupted, error-free, or secure. Joshi Petroleum shall not be responsible to any adverse consequence or loss whatsoever to the Customer’s use of the Hosting Service of the Internet except if caused by Joshi Petroleum ’s gross negligence or willful misconduct. Use of any information transmitted or obtained by Customer from Joshi Petroleum is at Customer’s own risk. Joshi Petroleum is not responsible for the accuracy or quality of information obtained through its network, including as a result of the failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites.

8.3. As-Is- and No Warranty. Joshi Petroleum MAKES NO WARRANTIES OR GUARANTEES RELATED TO THTE AVAILABILITY OF HOSTING SERVICE (EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT). THE HOSTING SERVICE AND THE DATA CENTER PROVIDED BY JOSHI PETROLEUM IS PROVIDED “AS IS”. Joshi Petroleum DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE DATA CENTER IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY, ETC. JOSHI PETROLEUM MAKES NO WARRANTY WHATSOEVER, INCLUDING ANY (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY AGAINST INTERFERENCE; OR (IV) PRICE OR LIQUIDITY OF ANY DIGITAL ASSET. JOSHI PETROLEUM DOES NOT WARRANT THAT (I) THE HOSTING SERVICE SHALL BE AVAILABLE 24/7 OR FREE FROM MINOR INTRERRUPTIONS; (II) THE HOSTING SERVICE SHALL MEET CUSTOMER’S REQUIREMENTS OTHER THAN AS SET OUT IN THIS AGREEMENT; (C) THE HOSTING SERVICE SHALL PROVIDE ANY FUNCTION NOT DESIGNATED IN WRITTEN AGREEMENT BETWEEN THE PARTIES.

8.4. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) LOST PROFITS; (II) LOSS OF BUSINESS; (III) LOSS OF REVENUES; (IV) LOSS, INTERRUPTION, OR USE OF DATA OR LOSS OF USE OF CUSTOMER HARDWARE; (V) ANY CONSEQUESNTIAL OR INDIRECT DAMAGES; OR (VI) COST OF COVER, ANY INCIDENTAL, SPECIAL, RELIANCE, EXEMPLARY OR PUNITIVE DAMAGES 9IF APPLICABLE0, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT THAT ANY SUCH LOSS OR DAMAGES ARISES OUT OF SUCH PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT. THE LIMITATIONS AND EXCEPTINOS SET FORTH HEREUNDER WILL APPLY TO ALL CLAIMS AND CAUSES OF ACTION, REGARDLESS OF WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHER THEORY.

9. Confidentiality

9.1. General. Each acknowledges that it and its employees or agents may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information that is Confidential Information of the other party. The existence of this Agreement shall not be deemed to be Confidential Informatoin. Neither party may use nor copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement and will not disclose any Confidential Information or as otherwise expressly permitted by this Agreement. Each party shall use the same measures that it uses to protect its own most confidential and proprietary information to protect the Confidential Information but in no event less than commercially reasonable measures.“Confidential Information” refers to confidential or proprietary information of a party including, without limitation, business plans, strategies, forecasts and projections and information about business structures, operations, systems, nuances, asset, investments, investment strategies, software, and other technology systems, and personnel, customers and suppliers. Confidential Information does not include if it (I) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

9.2. Return of Confidential Information. Upon termination or expiration of this Agreement, or any other time at the request of the other party, each party shall return to the other party, or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

9.3. Privacy. Joshi Petroleum warrants and represents that, Joshi Petroleum shall comply with all applicable privacy laws throughout the Term, and will take all reasonable steps within its power to ensure that Joshi Petroleum ’s employees, contractors, and other customers comply with all applicable privacy laws.

9.4. Joshi Petroleum Proprietary Information. Except for the rights expressly granted herein, all rights, titles, and interests to any and all customer relationships, proprietary rights, and intellectual property rights in Joshi Petroleum ’s data will remain with and be the exclusive property of Joshi Petroleum .

9.5. Government Enquiries and Investigations. Joshi Petroleum may cooperate with any government or legal investigation regarding any aspect of the Hosting Service, which may include producing identifying information of the Customer, with prior written notice to the Customer, to the extent legally permitted to do so. Upon such notice, Joshi Petroleum shall reasonably cooperate with Customer to contest the request for Customer information. Further, Joshi Petroleum agrees that, to the extent Customer is unable to successfully contest such request, that Joshi Petroleum shall only provide the minimum amount of information necessary to fulfill such request.

10. Intellectual Property

10.1. Use of Trademarks. Neither party may use the other party’s trademarks, service marks, trade names, logos, copyrights, other intellectual property rights, or other designations in any promotion, marketing, publication, or press release without the prior written consent of the other party.

11. Insurance

11.1. General. The Parties agree that Joshi Petroleum is not an insurer and Customer Hardware is not covered by any insurance policy held by Joshi Petroleum . Customers will be solely responsible to ensure their equipment and property are against all forms of damage.

12. Disputes

13.1 The Parties agree that any dispute between or among them or their subsidiaries, affiliates, or related entities arising out of, relating to, or in connection with this Agreement, will be attempted to be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) non-binding mediation, and (2) binding arbitration under the Federal Arbitration Act, 9 U.S.C. 1, et. set., or state law, whichever is applicable. Any such binding arbitration hereunder will be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then- current Commercial Arbitration Rules and Mediation Procedures (the “AAA” Commercial Rules”). The arbitration will be conducted by a single AAA arbitrator, mutually selected by the Parties, as provided for by the AAA Commercial Rules. The Parties agree that the arbitrator will apply the law of the State of Missouri to all claims. Any award rendered by the arbitrator will be final and binding and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein will restrict either party from seeking temporary injunctive relief in a court of law.

13.2. If disputes arising out of or related to (I) this Agreement, including without limitation the performance, interpretation, termination, (in) validity and/or breach thereof; (ii) Customer Hardware; and/or (iii) Hosting or Monitoring, cannot be resolved thru arbitration or mediation, either party can seek remedies in court. These disputes shall be exclusively resolved in the state or federal courts, as applicable, located in the state of Missouri. The Parties each hereby consent to the jurisdiction of such courts and waive any objection to such venue, including any objection based on forum non conveniens grounds. All disputes, whether in contract, tort, equity, or any other type of claim related to this Agreement or any relationship between the parties are governed by the laws of the State of Missouri.

13. General Provisions

13.1. Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement, and may not be used in construing it.

13.2. Entire Agreement. This Agreement, including any Service Order(s), certificate, schedule, exhibit, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties and supersedes any other agreement, whether oral or written, with respect to the subject matter hereof. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement. ANY WARRANTIES, TERMS AND/OR CONDITIONS IN ANY PURCHASE AGREEMENTS, INVOICES, CREDIT APPLICATIONS, PURCHASE ORDERS, AND THE LIKE, OR ANY OTHER DOCUMENTS BETWEEN Joshi Petroleum LLC AND CUSTOMER THAT CONFLICT WITH THE TERMS AND CONDITIONS SET FORTH HEREINARE GOVERNED BY THE TERMS HEREIN.

13.3. Force Majeure. Neither party will be responsible nor in any way liable for any delays or failures in performance, except for payment of the Hosting Service Fee under this Agreement, arising out of or relating to a Force Majeure Event.

13.4. Governing Law. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Missouri. The jurisdiction is exclusive to the courts within the State of Missouri.

13.5. Injunctive Relief. The parties acknowledge that the Confidentiality provision of the Agreement is reasonable in scope and duration and is not unduly restrictive. Bothe Parties further acknowledges that a breach of any confidentiality obligation of this Agreement may cause irreparable harm to a party, that a remedy at law for breach of the Agreement is inadequate, and that Joshi Petroleum shall therefore be entitled to seek any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, without the necessity of posting a bond, and to any other remedy that may be available under any applicable law or agreement between the parties. The customer acknowledges and agrees that an award of damages to a Party does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

14.6 No Assignment. Either Party may assign this Agreement without the other Party’s consent (I) in connection with a merger, acquisition, or sale of all or substantially all of our assets, or (ii) to any affiliate or as part of a corporate reorganization; and effective upon such assignment, the assignee is deemed substituted for the relevant party as a party to this Agreement and the assigning party is fully released from all of its obligations and duties to perform under this Agreement (and such obligations and duties under this Agreement are expressly assumed by the assignee). Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7. Notice. Notice is effective when received. All notices, requests, demands, and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (I) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, or (v) on the date transmitted if by email, addressed to the parties or their permitted assigns at such address or number as is given in writing by either party to the other.

14.8. Relationship of the Parties. Nothing in this Agreement shall be deemed to create any agency, employment, partnership, or joint venture relationship between the parties. Neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever without the other’s prior written consent.

14.9. Survival. Any provision of this Agreement, which, by its nature, would survive termination or expiration of this Agreement, will survive any such termination or expiration, including, without limitation, those provisions concerning confidentiality, indemnification, and limitation of liability. In the event of Joshi Petroleum ’s insolvency, cessation of operations, or ling for bankruptcy, Joshi Petroleum shall make good faith efforts, as directed by Customer, to either secure transition of Customer’s Hosting Service to the Hosting Facility or return the Customer Hardware to the Customer at Customer’s sole expense.

WITNESS THE SIGNATURES of the Parties to the Hosting Agreement as set forth below.

Sphere 3D		Joshi Petroleum LLC,

a limited liability company		By:	/s/ Krunal Joshi
Krunal Joshi, Manager
a Texas limited liability company		Date:	10/18/2023

By:	/s/ Patricia Trompeter
Printed Name: Patricia Trompeter
Date:	10/18/2023

Primary Contact Information:		Primary Contact Information:

Name:	Patricia Trompeter	Name:	Krunal Joshi

Address:	895 Don Mills Road	Address:	2935 Double Lake Dr,
	Toronto, ON Canada		Missouri City, TX 77459
Email:	patricia.trompeter@Sphere3d.com	Email:	joshipetroleum5@gmail.com

Schedule A